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                                  EXHIBIT 21
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                             LIST OF SUBSIDIARIES


The following are subsidiaries of the Company, the respective jurisdictions of their incorporation and names (if any) under which they do business. The Company owns all of the voting securities (including directors' qualifying shares owned beneficially by the Company) of each such subsidiary except the Company owns only approximately 60% of EDO (Canada) Limited.

The names of particular subsidiaries of the Company have been omitted. When considered in the aggregate as a single subsidiary, these omitted subsidiaries do not constitute a "significant subsidiary" as such term is defined in Rule 1-02(v) of Regulation S-X of the Securities Exchange Act of 1934, as amended.


                                  Jurisdiction          Name Under Which
                                       of                  Subsidiary
     Name                         Incorporation           Does Business

EDO Western Corporation            Utah                 EDO Corporation-
                                                          Acoustic Division
Barnes Engineering Company         Delaware             EDO Corporation-
                                                          Barnes Engineering
                                                          Division
EDO (Canada) Limited               Canada
EDO Operations (Israel) Ltd.       Israel
EDO Foreign Sales Corporation      U.S. Virgin Islands
EDO Sports, Inc.                   Delaware
EDO Western International          Delaware
  Corporation
EDO International                  Delaware
  Corporation
VT Technologies, Inc.              Delaware

EDO Energy Corporation             Delaware

EDO Automotive Natural Gas, Inc.   Delaware